Exhibit 4.2

EXECUTION VERSION

BURLINGTON NORTHERN SANTA FE, LLC

Certificate of Determination

Dated as of April 13, 2020

The undersigned, Beth A. Miller, AVP Treasury & Risk Management and Treasurer, and Julie A. Piggott, Executive Vice President and Chief Financial Officer, each of Burlington Northern Santa Fe, LLC (successor-in-interest to Burlington Northern Santa Fe Corporation), a Delaware limited liability company (the “Company”), do hereby certify that pursuant to the authority granted in the resolutions (collectively, the “Resolutions”) of the Board of Managers of the Company adopted on May 6, 2019 and pursuant to Sections 201, 301 and 303 of the Indenture, dated as of December 1, 1995, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor-in-interest to J.P. Morgan Trust Company, National Association, as successor-in-interest to Bank One Trust Company, N.A., as successor-in-interest to The First National Bank of Chicago, as Trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of February 11, 2010, among Burlington Northern Santa Fe Corporation, R Acquisition Company, LLC and the Trustee, and further supplemented by the Twenty-Third Supplemental Indenture, dated as of April 13, 2020 (the “Twenty-Third Supplemental Indenture”), between the Company and the Trustee (together with the Twenty-Third Supplemental Indenture, the “Indenture”), there was established as of April 13, 2020 one series of securities under the Indenture with the following terms:

1.	The securities of the series are entitled “3.050% Debentures due February 15, 2051” (the “Debentures”).
2.

The Debentures are initially being offered in the aggregate principal amount of $575,000,000 (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and any Debentures which pursuant to Section 303 are deemed never to have been authenticated and delivered thereunder). The Company may, without the consent of the Holders of the Debentures of a series, issue additional Debentures of such series and thereby increase such principal amount, on the same terms and conditions and with the same CUSIP number as the Debentures of such series.

3.	The principal amount of the Debentures will mature on February 15, 2051, subject to the provisions of the Indenture relating to acceleration.
4.

The Debentures will bear interest from April 13, 2020 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, at the rate of 3.050% per annum, payable semi-

annually in arrears on February 15 and August 15 of each year (each, an “Interest Payment Date”), commencing August 15, 2020 to the persons in whose names the Debentures are registered on the close of business on the immediately preceding February 1 and August 1, respectively, whether or not such day is a Business Day (each, a “Regular Record Date”).

5.

Subject to paragraph 11 below, the principal of and premium (if any) and interest on the Debentures will be payable at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, in The City of New York, which shall be initially the corporate trust office of the Trustee; provided, however, that at the option of the Company, such payment of interest may be made by check mailed to the person entitled thereto as provided in the Indenture.

6.	The Debentures will be redeemable as a whole or in part at the option of the Company, at any time, as set forth in the Twenty-Third Supplemental Indenture.
7.

Holders of the Debentures shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000) of such holder’s Debentures upon the occurrence of a Change of Control Repurchase Event (as defined in the Twenty-Third Supplemental Indenture), as set forth in the Twenty-Third Supplemental Indenture.

8.	The Debentures shall not be entitled to the benefit of any sinking fund, nor shall the Debentures be repayable at the option of the registered Holders thereof.
9.	Subject to paragraph 11 below, the Debentures shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
10.

Each Holder by its acceptance of a Debenture shall be deemed to have consented to the elimination of the Replacement Capital Covenant (“Replacement Capital Covenant”), dated as of December 15, 2005, by the Company in favor of and for the benefit of each Covered Debtholder (as defined therein) and all obligations of the Company pursuant to the Replacement Capital Covenant. This consent shall be deemed to have been made on the date of issuance of the Debentures and on each day that the Debentures remain outstanding, although the elimination of the Replacement Capital Covenant will become operative only if the Debentures are designated to be the Covered Debt (as defined in the Replacement Capital Covenant) for purposes of the Replacement Capital Covenant.  The Trustee is authorized to take any action requested by the Company to evidence such consent without further notice to or approval of the Holders of the Debentures.

11.

Upon issuance, the Debentures will be represented by one or more Global Securities deposited with, or on behalf of, The Depository Trust Company (the “Depositary”).  Settlement for the Debentures will be made by the Underwriters (as hereinafter defined) in immediately available funds.  All payments of principal and interest shall be made by the Company in immediately available funds as long as the Debentures are represented by Global Securities.  As long as the Debentures are represented by Global Securities registered in the name of the Depositary or its nominee, the Debentures will trade in the Depositary’s Same-Day Funds Settlement System, and secondary market trading activity in the Debentures will therefore settle in immediately available funds.  Except as set forth in the Indenture or in the Prospectus Supplement relating to the Debentures, the Debentures will not be issuable in definitive form.

Furthermore, we hereby (i) approve the forms of and authorize the execution and delivery of the Debentures (copies of which are attached as Exhibit A-1 and Exhibit A-2), and the Underwriting Agreement, dated April 6, 2020, among the Company and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters listed therein (a copy of which is attached as Exhibit B), and (ii) ratify the execution and delivery of the Twenty-Third Supplemental Indenture (a copy of which is attached as Exhibit C).

All capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Indenture.

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IN WITNESS WHEREOF, we have set our hands as of the date above first written.

By	/s/ Beth A. Miller
Name: Beth A. Miller
Title: AVP Treasury & Risk Management and Treasurer

By	/s/ Julie A. Piggott
Name: Julie A. Piggott
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Officers’ Certificate to the Trustee (Certificate of Determination)]